TBS International plc Reports First Quarter Ended March 31, 2011 Financial Results

DUBLIN, IRELAND – May 9, 2011 - TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the first quarter ended March 31, 2011.

First Quarter Ended March 31, 2011 Highlights:
Metric	Q1 2011	Q1 2010
Revenue (thousands)	$89,827	$100,069
Net (loss) attributable to TBS International plc (thousands)	$(16,668)	$(7,843)
Net (loss) per ordinary share (basic and diluted)	$(0.54)	$(0.26)
Weighted average ordinary shares outstanding (basic and diluted)	30,891,916	29,887,632
EBITDA (thousands) (1)	$11,340	$23,246
Drydock Days	187	73

Freight Voyages	Q1 2011	Q1 2010
Average Daily Voyage TCE	$11,147	$14,511
Freight Voyage Days	2,759	2,804
Revenue tons carried for all cargos (thousands)	2,836	2,674
Average Freight Rate for all cargos	$24.49	$27.81
Average Freight Rate for other than aggregate cargos	$49.77	$52.84

Time Charter Out Voyages
Average Daily Time Charter TCE	$12,063	$16,299
Time Charter Days	1,490	1,337

(1)	EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss.

Management Commentary:

Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer, commented:

“The weakening freight and charter rate environment that began in the second half of 2010 continued into early 2011, and adversely affected our revenues and our ability to maintain financial ratios as required by our credit facilities.

“Our lenders, as previously announced on April 18, 2011, agreed to modify our financial covenants through December 31, 2011, reducing the minimum consolidated interest charges coverage ratio for the fiscal quarters ending June 30, 2011 through December 31, 2011 from 3.35 to 1.00 to 2.50 to 1.00. In addition, the modifications increased the maximum consolidated leverage ratio for the same periods from 4.00 to 1.00 to 5.10 to 1.00, and reduced the minimum cash requirement from $15 million to $10 million for the period from July 1, 2011 to December 31, 2011.

“We expect that these amendments will allow us to remain in compliance with our various credit facilities through December 31, 2011. After December 31, 2011, financial covenant requirements will revert back to the levels set in the January 28, 2011 credit agreement amendments. Unless the Baltic Dry Index and the freight and charter rates that we obtain strengthen significantly in the near future, it is likely that after December 31, 2011 we would fail to meet the tests under certain of our financial covenants. Our lenders have agreed to enter into further negotiations at that time, if necessary, to seek further modifications of those financial covenants. The ability to make the cash payment later in the year and maintain our minimum cash requirement of $10 million is contingent on obtaining additional funding.  Failure to meet any of the financial covenants or our inability to obtain a waiver of such future covenant violations would continue to raise substantial doubt about our ability to continue as a going concern. At March 31, 2011, we were in compliance with all the financial covenants relating to our debt as amended on January 28, 2011.

“At the end of first quarter 2011, our net debt to capitalization ratio was 53.9%, and our cash balance, excluding restricted cash, was approximately $18.4 million. In connection with our newbuilding program, for the first quarter 2011, we paid $6.2 million from our restricted cash deposit to the shipyard.

“Under our newbuilding program, we have taken delivery of five of six newbuildings. During the first quarter of 2011, we took delivery of two of those five vessels and the final vessel is scheduled to deliver during the second quarter of 2011. These 34,000 dead weight ton (“dwt”) vessels are a larger vessel class and their addition to our fleet will be a significant milestone in the implementation of our business plan to modernize and expand our fleet.

“During first quarter 2011, we continued our drydocking program and drydocked five vessels, including one vessel which entered into drydock during the fourth quarter of 2010, for a total of 187 days.”

First Quarter 2010 Results:
For the first quarter ended March 31, 2011, total revenues were $89.8 million, a decrease of 10.3% compared to total revenues of $100.1 million for the same period in 2010. Net Loss for the first quarter 2011 was $16.7 million, an increase of $8.9 million compared to the Net Loss of $7.8 million for the same period in 2010. Loss per ordinary share on a basic and diluted basis was $0.54 in the first quarter of 2011, calculated based on 30,891,916 shares, compared to a loss of $0.26 for the first quarter of 2010, calculated based on 29,887,632 shares.

EBITDA, which is a non-GAAP measure, decreased to $11.3 million for the quarter ended March 31, 2011 from $23.2 million in the same period in 2010. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to Net Loss.

Revenues:
Total revenues for the first quarter 2011 were $89.8 million, which included voyage revenues of $69.4 million, time charter revenues of $19.2 million, logistics revenue of $0.2 million, and other revenues of $1.0 million.

An average of 47 vessels (excluding off-hire) were operated during the first quarter 2011 compared to 46 vessels (excluding off-hire) during the same period 2010.

Voyage Revenues:
Voyage revenues for the quarter ended March 31, 2011 were $69.4 million, a decrease of $5.0 million, or 6.7%, from $74.4 million for the same period in 2010. The decrease in voyage revenue for the first quarter 2011, as compared to the same period in 2010, was primarily due to a decrease in freight rates. Overall average freight rates for all cargoes decreased $3.32 per ton, or 11.9%, to $24.49 per ton for the first quarter ended March 31, 2011, as compared to $27.81 per ton for the same period in 2010.

Average freight rates excluding aggregates decreased by $3.07 per ton or 5.8%, to $49.77 per ton for the first quarter 2011 from $52.84 per ton for the same period in 2010. During the first quarter there was a weakening of freight rates for fertilizers, steel products, bulk cargo and concentrate cargoes; however, freight rates for agricultural products, which is one of the larger cargo groups that the Company transports, remained comparable to the 2010 first quarter levels.

Average freight rates for aggregate cargoes increased $0.04 per ton or 0.6%, to $6.24 per ton for the first quarter 2011, as compared to $6.20 per ton for the same period in 2010.

Revenue tons carried increased 162,000 tons, or 6.1%, to 2,836,000 tons for the first quarter ended March 31, 2011 as compared to 2,674,000 revenue tons for the same period in 2010, which can be attributed to an increase in the number of aggregate voyages in the first quarter of 2011. The decrease in non-aggregate revenue tons carried of approximately 50,000 tons was led primarily by lower agricultural products.

Average Daily Voyage Time Charter Equivalent, which is a standard industry metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $11,147 per day for the first quarter of 2011, a decrease of 23.2% from $14,511 during the same period in 2010.

Time Charter Revenues:
Time charter revenues decreased by $3.7 million or 16.2%, to $19.2 million for the first quarter ended March 31, 2011 from $22.9 million for the same period in 2010. The decrease was primarily due to lower average charter hire rates, which decreased by $4,264 per day to $12,866 for the first quarter of 2011 from $17,130 for the same period in 2010.

Average Daily Time Charter Equivalent, which is a standard industry metric reflecting time charter-out revenues during the period reduced by commissions, was $12,063 per day for the first quarter 2011, a decrease of 26.0% from $16,299 for the same period in 2010. The decrease in the average charter hire rate per day is reflective of the continued weakness of the global dry cargo shipping markets.

Expenses:
Total operating expenses for the first quarter ended March 31, 2011 decreased by $3.2 million or 3.1%, to $99.1 million as compared to $102.3 million for the same period in 2010.

Voyage expenses, which include fuel costs, commissions, port call charges, stevedoring and other cargo-related expenses, increased by $3.7 million, or 10.6%, to $38.5 million for the first quarter ended March 31, 2011, as compared to $34.8 million for the same period in 2010. The increase was principally due to an increase in fuel expense, port call expenses and miscellaneous voyage expense off-set by a decrease in commission expense.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $3.9 million, or 14.0%, to $31.7 million for the first quarter ended March 31, 2011 as compared to $27.8 million for the same period in 2010. The primary cause for the increase was the addition in 2011 of  three Brazilian flagged ships. In addition, chartered in-vessel expense and space chartered expenses increased. During the first quarter ended March 31, 2011, in order to meet customer needs, the Company chartered-in vessels for total of 305 days and transported cargo under six space charters.

Depreciation and amortization expense decreased by $6.2 million, or 24.3%, to $19.3 million for the first quarter ended March 31, 2011, compared to $25.5 million for the same period in 2010, mainly due to lower vessel book values resulting from a $201.7 million impairment adjustment made at the end of 2010.

General and administrative expenses decreased by $2.7 million, or 21.8%, to $9.7 million for the first quarter of 2011, as compared to $12.4 million for the same period in 2010, due to lower compensation costs. Compensations costs for three months ended March 2010 included $2.5 million in amortization of shares vesting in the second quarter of 2010 that were awarded as a noncash bonus to employees. No similar share grant was made in 2011.

Interest expense increased by $2.2 million for the three months ended March 31, 2011 as compared to the same period in 2010 due to several factors, including higher borrowings due to the larger size of our fleet following the delivery of the additional three newbuildings, additional financing costs related to 3rd party transaction fees incurred in connection with the January 28, 2011 debt restructuring and higher interest rates paid to some of our lenders.

Financial Covenant Modification
On April 18, 2011, the Company and its various lender groups agreed to modify certain financial covenants through December 31, 2011. Pursuant to the new modifications, the minimum consolidated interest charges coverage ratio has been reduced for the fiscal quarters ending June 30, 2011 through December 31, 2011 from 3.35 to 1.00 to 2.50 to 1.00. In addition, the modifications increased the maximum consolidated leverage ratio for the same periods from 4.00 to 1.00 to 5.10 to 1.00, and reduced the minimum cash requirement from $15 million to $10 million for the period July 1, 2011 to December 31, 2011.  After December 31, 2011, financial covenant requirements will revert back to the levels set in the January 28, 2011 credit agreement amendments.

Unless the Baltic Dry Index, and in particular the freight and charter rates that we are able to obtain, strengthen significantly in the near future, we will need to raise additional funds in order to be able to make the principal repayments due September 30, 2011 and continue to comply with the minimum liquidity covenant.

Freight and charter rates will need to strengthen significantly in the near future or we will fail to meet the financial covenants after December 31, 2011.  Prior to that time we will need to enter into negotiations with our lenders to seek modifications of the financial covenants. Failure to meet any of the financial covenants or our inability to obtain a waiver of such future covenant violations would continue to raise substantial doubt about our ability to continue as a going concern.

Fleet Developments:
The TBS program to construct six "Roymar Class" 34,000 dwt multipurpose tweendecker vessels proceeded with the delivery of three vessels between September 2009 and December 2010.  On January 5, 2011 and February 22, 2011, TBS took delivery of the M/V Omaha Belle and the M/V Comanche Maiden, respectively, the fourth and fifth vessels in the series for a purchase price of $35.4 million each.  The Company expects to take delivery of the sixth vessel in the second quarter of 2011.

With the delivery of these vessels, TBS’s operational fleet expanded to 51 vessels with an aggregate of 1.55 million dwt, consisting of 29 tweendeckers and 22 handymax/ handysize bulk carriers.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new vessels. As of March 31, 2011, the Company made cumulative payments of $28.0 million to the Shipyard towards the purchase of the sixth, and final vessel.

Drydock Program and Vessel Upgrade Program:
For the year 2011, TBS’ plan is to drydock 17 vessels, including one vessel that entered into drydocking during the fourth quarter of 2010, for approximately 546 drydocking days with a steel renewal of about 1,765 metric tons at a total cost of approximately $17.8 million.

Our anticipated 2011 drydocking schedule is as follows:

•
During the first quarter 2011, one vessel that entered into drydock during the fourth quarter of 2010 continued its drydock for 89 days into the first quarter of 2011, and four additional vessels entered into drydock for 98 days.  These vessels required about 590 metric tons of steel.

•	In the second quarter 2011, TBS plans to drydock six vessels, including two vessels that entered into drydock in the first quarter 2011, for about 141 days requiring about 275 metric tons of steel.
•	In the third quarter 2011, TBS plans to drydock three vessels for about 90 days requiring about 430 metric tons of steel.
•	In the fourth quarter 2011, TBS plans to drydock five vessels for about 128 days requiring about 470 metric tons of steel.

Conference call and webcast:
On Wednesday, May 11, 2011 at 8:00 a.m. EDT, the company's management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-680-0878 (from the US) or 1-617-213-4855 (International Dial In). Participant Passcode: 28722627. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PXY4E9QAM. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website http://www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 11:00 a.m. EDT on Wednesday, May 11, 2011 until Wednesday, May 18, 2011 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 85763053. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the three months ended March 31, 2011 and 2010
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended
	March 31,
	2011	2010
Revenue
Voyage revenue	$69,458	$74,358
Time charter revenue	19,171	22,903
Logistic revenue (1)	214	2,652
Other revenue	984	156
Total Revenue	89,827	100,069

Operating expenses
Voyage	38,460	34,780
Logistics (1)		1,877
Vessel	31,684	27,771
Depreciation and amortization of vessels
and other fixed assets	19,283	25,497
General and administrative	9,716	12,373
Total Operating expenses	99,143	102,298
(Loss) from operations	(9,316)	(2,229)

Other (expenses) and income
Interest expense, net	(7,622)	(5,396)
Loss on extinguishment of debt (2)	(1,103)	(200)
Other income (expense)	77	(18)
Total other (expenses) and income, net	(8,648)	(5,614)

Net (loss)	(17,964)	(7,843)

Less: Net (loss) attributable to
noncontrolling interests (3)	(1,296)

Net (loss) attributable to TBS International plc	$(16,668)	$(7,843)

Loss per share

Net (loss) per ordinary share
Basic and Diluted	$(0.54)	$(0.26)
Weighted average ordinary shares outstanding
Basic and Diluted	30,891,916	29,887,632

Operating Data for the three months March 31, 2011 and 2010
	Three Months Ended
	March 31,
	2011	2010
Other Operating Data:
Controlled vessels (at end of period) (4)	51	49
Chartered vessels (at end of period) (5)	4	-
Freight voyage days (6)	2,759	2,804
Vessel days (7)	4,837	4,325
Revenue tons carried for all cargos (8)	2,836	2,674
Freight rates for all cargos (9)	$24.49	$27.81
Revenue tons carried other than aggregate cargos (8) (10)	1,189	1,239
Freight rates for other than aggregate cargos (9) (10)	$49.77	$52.84
Time charter days	1,490	1,337
Daily charter hire rates	$12,866	$17,130
TCE per day-Freight Voyages (11)	$11,147	$14,511
TCE per day-Time Charters-Out (12)	$12,063	$16,299

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services.

(2)
The loss on extinguishment of debt in 2011 and 2010 represents the write-off of unamortized deferred finance costs  for the BOA revolver in connection with the January 2011 restructuring and March 2010 loan amendments and waivers to our credit facilities.

(3)	Represents a 30% non controlling interest held by Log-In Logistica Intermodal S.A.

(4)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of March 31, 2011, two vessels in the controlled fleet were chartered-in with an option to purchase.

(5)
Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered-in under long-term charters without an option to purchase.  Charter vessel includes three Brazilian flagged vessels chartered-in under a bare-boat charter through our joint venture LOG.STAR NAVEGACAO S.A.

(6)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time-chartered out days.

(7)
Represents the number of days that we operated our  controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(8)	In thousands.

(9)
Freight rates are a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(10)
 Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that are carried on a regular basis and accordingly, reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(11)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is a standard industry metric for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(12)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered-out are defined as time charter revenue during the period reduced principally by commissions and certain voyage costs (for which we are responsible under some time charters) divided by the number of available time charter days during the period.  Voyage costs incurred under time charters were $0.3 million for the three months ended March 31, 2011.  No voyage costs were incurred under time charters in 2010.  The voyage costs include fuel costs (resulting from fuel price differentials between the time a vessel was delivered out to the charterer and the time of redelivery) and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  Commission for vessels that were time chartered out for the three months ended March 31, 2011 and 2010 were $0.8 million and $1.1 million, respectively.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:
	March 31,	December 31,
	2011	2010
Balance Sheet Data (In thousands):
Cash and cash equivalents	$18,351	$18,976
Restricted cash	400	6,737
Working capital (deficit) (a)	(318,042)	(299,616)
Total assets	681,396	686,321
Total debt	340,029	332,259
Total shareholders' equity	275,175	296,874

(a)	includes total debt of $340.0 million at March 31, 2011 and $332.3 million at December 31, 2010.

Non-GAAP Reconciliations
We use EBITDA as a liquidity measure. Below is a reconciliation for the three months ended March 31, 2011 and 2010 reconciling cash flows from operations to adjusted EBITDA:
	Three months ended March 31,
(In thousands)	2011	2010
Net Cash Provided by Operating Activities	$4,844	$10,793
Net loss attributed to noncontrolling interest	1,296
Net Cash Provided by Operating Activities attributed to TBS	6,140	10,793

Adjustments to reconcile net cash provided by operating
activities to EBITDA:

Net Interest expense excluding amortization of finance
costs and non cash change in value of swap contracts	6,428	4,622
Drydocking expenditures	2,834	2,463
Net change in operating assets and liabilities	(3,171)	8,007

Non cash adjustments made to cash provided by operating activities:
Non cash stock based compensations	(891)	(2,639)
Adjusted EBITDA	$11,340	$23,246

Cash flows (used) by investing activities	$(12,953)	$(11,585)

Cash flows provided/(used) by financing activities	$7,436	$(12,418)

EBITDA is defined as net loss before interest expense, taxes, depreciation and amortization.  The calculation is as follows:
	Three Months Ended
	March 31,
	2011	2010

EBITDA Reconciliation (In thousands):
Net (loss) attributable to TBS International plc	$(16,668)	$(7,843)
Net interest expense	8,725	5,592
Depreciation and Amortization	19,283	25,497
EBITDA	$11,340	$23,246

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	the effects of severe and rapid declines in industry conditions that have required the Company to restructure its outstanding indebtedness;
•	the Company's ability to manage and repay its substantial indebtedness;
•	the Company's ability to maintain financial ratios and comply with the financial covenants in its credit facilities;
•	the Company’s ability to continue to operate as a going concern;
•	the Company's ability to effectively operate its business and manage its growth while complying with operating covenants in its credit facilities;
•	the Company's ability to generate the significant amounts of cash necessary to service its debt obligations;
•	very high volatility in the Company's revenues and costs, including volatility caused by increasing oil prices;
•	excess supplies of dry bulk vessels in all classes and resulting heavy pressure on freight rates;
•	adverse weather conditions that may significantly decrease the volume of many dry bulk cargoes;
•	the stability and continued growth of the Asian and Latin American economies and rising inflation in China;
•	the Company's vessels exceeding their economic useful life and the risks associated with operating older vessels;
•	the Company's ability to grow its vessel fleet and effectively manage its growth;
•	impairments of the Company's long lived assets or goodwill;
•	compliance with environmental laws and regulations and the implementation of new environmental laws and regulations;
•	other factors that are described in the "Risk Factors" sections of the Company's reports filed with the Securities and Exchange Commission.

About TBS International plc:
TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/ handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at http://www.tbsship.com.

For more information, please contact:

     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com